UNITED STATES                    OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. [_______])*




                              ANTEX BIOLOGICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03672W100
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                 MARCH 13, 2000
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

         /    /  Rule 13d-1(b)

         / x /  Rule 13d-1(c)

         /   /  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G
CUSIP No. 03672W100                                          Page 2 of 4 Pages


________________________________________________________________________________
     NAME OF REPORTING PERSON
     CHL Medical Partners, L.P.

1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     06-149-0934
________________________________________________________________________________
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
2                                                                (b)  [_]

________________________________________________________________________________
     SEC USE ONLY
3


________________________________________________________________________________
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     Delaware, United States

________________________________________________________________________________
                    SOLE VOTING POWER
               5
  NUMBER OF         3,030,202 (1)

   SHARES      _________________________________________________________________
                    SHARED VOTING POWER
BENEFICIALLY   6

  OWNED BY
               _________________________________________________________________
    EACH            SOLE DISPOSITIVE POWER
               7
  REPORTING         3,030,202 (2)

   PERSON      _________________________________________________________________
                    SHARED DISPOSITIVE POWER
    WITH       8


________________________________________________________________________________
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
9
     3,030,202

________________________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


________________________________________________________________________________
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     6.1%

________________________________________________________________________________
     TYPE OF REPORTING PERSON*
12
     PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

           (a) NAME OF ISSUER:

               Antex Biologics Inc.

           (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

               300 Professional Drive
               Gaithersburg, Maryland 20879

ITEM 2.

           (a) NAME OF PERSON FILING:

               CHL Medical Partners, L.P.

           (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

               1055 Washington Boulevard
               Stamford, Connecticut 06901

           (c) CITIZENSHIP:

               Delaware, United States

           (d) TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

           (e) CUSIP NUMBER:

               03672W100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS a:

               Not applicable

ITEM 4.    OWNERSHIP

           (a) AMOUNT  BENEFICIALLY OWNED:

               3,030,202

           (b) PERCENT OF CLASS:

               6.1%

           (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      Sole power to vote or to direct the vote:  3,030,202

               (ii)     Shared power to vote or to direct the vote:  0

               (iii)    Sole power to dispose or to direct the disposition of:
                        3,030,202

               (iv)     Shared power to dispose or to direct the disposition of:
                        0



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


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF THE GROUP:

           Not applicable

ITEM 10.   CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                    CHL MEDICAL PARTNERS, L.P.

                                    By: COLLINSON HOWE & LENNOX, LLC
                                    Its General Partner

     March 23, 2000                    /s/ Timothy F. Howe
__________________________         By:____________________________________
           Date                     Name:  Timothy F. Howe
                                    Title: Manager






                                   Page 4 of 4

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